Exhibit 99.9

COMPARATIVE FEES AND EXPENSES

Comparative Fees and Expenses Relating to the Transaction

The following tables are intended to assist you in understanding the costs and expenses that an investor in the shares of common stock, par value $0.001 per share (the “Common Stock”), of Remora Capital Corporation (the “Company”) or the limited partnership interests of (i) Remora Capital Partners I, LP or Remora Capital Partners I QP LP (collectively, “Fund I”) or (ii) Remora Capital Partners II, LP or Remora Capital Partners II QP, LP (collectively, “Fund II” and together with Fund I, the “Private Funds” and such limited partnership interests, “LP Interests”), respectively, bears directly or indirectly, and, based on the assumptions set forth below, the pro forma costs and expenses estimated to be incurred by the Company in the first year following the closing of the Mergers. The Company and Private Funds caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this document refers to fees or expenses paid or to be paid by “you,” “the Company,” “Fund I,” or “Fund II,” shareholders will indirectly bear such fees or expenses as investors in the Company, Fund I, or Fund II, as applicable. The table below is based on information as of September 5, 2025 (the “Merger Date”), except as noted below. There are no material differences in the accounting policies of the Company and any of the Private Funds.

	Actual as of September 5, 2025				Pro Forma
Shareholder transaction expenses	The Company (acquiring fund)		Fund I (target fund)	Fund II (target fund)	The Company (surviving fund)
Sales load (as a percentage of offering price)	None		None	None	None
Offering expenses (as a percentage of offering price)	None		None	None	None
Distribution reinvestment program expenses	None	(1)	None	None	None	(1)
Total shareholder transaction expenses (as a percentage of offering price)	None		None	None	None

	Estimated as of September 5, 2025			Pro Forma
Estimated annual expenses (as a percentage of net assets attributable to shares of Common Stock or LP Interests, as applicable):(2)	The Company (acquiring fund)	Fund I (target fund)	Fund II (target fund)	The Company (surviving fund)
Base management fees(3)	-%	3.36%	1.47%	1.14%
Incentive fees or carried interest fees(4)	-%	0.58%	0.13%	-%
Interest payments on borrowed funds(5)	-%	6.59%	-%	3.72%
Other expenses(6)	-%	0.43%	0.33%	2.03%
Acquired fund fees and expenses	-%	-%	-%	-%
Total annual expenses(7)	-%	10.96%	1.93%	6.89%

(1)	The estimated expenses associated with the Company’s distribution reinvestment program is included in “Other expenses.” The service fee, if any, of the Program Administrator for the distribution reinvestment program, and the expenses incurred in administering the distribution reinvestment program, will be paid for by the Company. There are no brokerage charges or other charges to holders of the Common Stock who participate in the distribution reinvestment program.

(2)	“Net assets attributable to shares of Common Stock or LP Interests, as applicable” equals net assets at September 5, 2025.

(3)	With respect to the Company, the base management fee paid to the Adviser is calculated at an annual rate of 1.00% of the par value of the Company’s loan assets and similar portfolio investments outstanding (notwithstanding any lower valuation assigned to such loan asset or similar portfolio investment by the Board of Directors of the Company (the “Board”) or a valuation designee). For the twelve months following September 5, 2025 (the “BDC Election Date”), the Adviser has agreed to waive 25% of its management fees under the Investment Management Agreement (the “Fee Waiver Agreement”). Any such waiver of management fees will not be revocable during the proposed term and the amounts waived will not be subject to any right of future recoupment in favor of the Adviser. For the avoidance of doubt, the Fee Waiver Agreement does not amend the calculation of the management fee as set forth in the Investment Management Agreement. Other than the waiver contemplated by the Fee Waiver Agreement, the terms of the Investment Management Agreement remain in full force and effect. The effect of this waiver is reflected in the table above.

In addition, with respect to the Company, the Company has also entered into sub-advisory agreements with Crescent Capital Group LP (“Crescent” and such sub-advisory agreement, the “Crescent Sub-Advisory Agreement”) and Kayne Anderson Capital Advisors, L.P. (“Kayne” and such sub-advisory agreement, the “Kayne Sub-Advisory Agreement”). In the pro forma column for the Company (surviving fund), the estimated expenses associated with these sub-advisory agreements account for a total of 0.05% of net assets attributable to shares of Common Stock. For more detailed information about the management fees paid to Crescent and Kayne, see the Company’s Current Report on Form 8-K (File No. 814-01897) filed with the Securities and Exchange Commission on September 11, 2025.

With respect to each of the Private Funds, the management fee paid to Remora is tested and paid on a quarterly basis in advance, calculated at an annual rate of (i) 1.250% of capital commitments by limited partners to the respective Private Fund of $25,000,000 or more, (ii) 1.375% of capital commitments by limited partners to the respective Private Fund between $5,000,000 and $24,999,999, and (iii) 1.500% of capital commitments by limited partners to the respective Private Fund of less than $5,000,000, multiplied by the limited partner’s pro rata share of the value of the respective Private Fund’s portfolio investments (including borrowings used to acquire portfolio investments) as of the first day of each calendar quarter during the term of the respective Private Fund. For purposes of this calculation, all values are valued at the outstanding principal amount or any asset or portfolio investment as of the applicable date. Certain limited partners in each of the Private Funds received fee discounts at the discretion of the general partners of such Private Fund. The percentages disclosed represent estimated base management fees for the current fiscal year based on an annualization of the actual management fee percentages paid for the period from July 1, 2025 to September 5, 2025.

Each of the Private Funds also entered into sub-management agreements with each of KAPC Manager, L.P. (“Kayne Manager”), Eldridge Credit Advisers, LLC (“Eldridge”), and PennantPark Investment Advisers, LLC (“PennantPark”). The sub-management fee paid to Kayne Manager is calculated at a quarterly rate equal to 0.75% per annum of the amount of capital invested by the Private Funds in portfolio investments originated by Kayne Manager for the Private Funds, less any returns of such capital (but not net of income or capital appreciation received by the Private Funds), computed by Remora for each day during the applicable calendar quarter. The sub-management fee payable to Eldridge is calculated at a quarterly rate equal to 0.80% per annum of the aggregate value of all portfolio investments held in the account managed by Eldridge for the respective Private Fund as of such date based on the Eldridge’s most current valuation; provided that the value of any particular investment shall not exceed the outstanding principal balance of such investment as of such date computed by Remora for each day during the applicable calendar quarter. Finally, the sub-management fee paid to PennantPark was not included in the presentation of the Private Funds nor the pro forma column. All investments related to the PennantPark agreement were sold on August 21, 2025, and the PennantPark sub-management agreement was terminated prior to the Mergers. These fees were not included to create a more appropriate comparative presentation to the pro forma column based on the assets remaining in the portfolio as of September 5, 2025. Please see the “Other expenses” footnote for more information related to the Eldridge fees on a pro forma basis.

(4)	With respect to the Company, an incentive fee is payable to the Adviser consisting of two components that are independent of each other, with the result that one component may be payable even if the other is not: (i) an incentive fee on investment income and (ii) an incentive fee on capital gains. For more detailed information about the Incentive Fee, see the Company’s Current Report on Form 8-K (File No. 814-01897) filed with the Securities and Exchange Commission on September 11, 2025. As we cannot predict whether we will meet the necessary performance targets, we have assumed an incentive fee of 0.00% in this chart.

The Private Funds each charge carried interest fees as follows: (i) first, 100% to the limited partner until the cumulative amount of investment proceeds distributed to such limited partner pursuant to this clause (i) is equal to the aggregate capital contributions of such limited partner made through the date of such distribution; (ii) second, 100% to such limited partner until the cumulative amount of investment proceeds distributed to such limited partner pursuant to this clause (ii) is sufficient to provide such limited partner with a 6% cumulative internal rate of return compounded annually on the amounts included in clause (i) above; (iii) third, 100% to the general partner of the respective Private Fund until the cumulative amount of investment proceeds attributable to such limited partner and distributed to the general partner pursuant to this clause (iii) is equal to 20% of the sum of (x) distributions made to such limited partner pursuant to clause (ii) above and (y) the distributions made to the general partner pursuant to this clause (iii); and (iv) thereafter, 80% to such limited partner and 20% to the general partner. Actual carried interest fees accrued for Fund I and Fund II were $368,515 and $61,270, respectively, for the year-to-date period ended September 5, 2025. These year-to-date amounts have been annualized for the presentation herein. This annualization assumption may not be representative of actual results if the Private Funds had continued operations.

(5)	The Company and/or Fund I may borrow funds to make investments, including before either fund has fully invested the proceeds of their respective continuous offerings. Fund II retains an unlevered investment strategy. To the extent that either of the Company or Fund I determines it is appropriate to borrow funds to make investments, the costs associated with such borrowing will be indirectly borne by holders of the Common Stock or LP Interests, respectively. Interest payments on borrowed funds with respect to the Company represents estimated annual interest payments based on actual interest rate terms under the Company’s Revolving Credit and Security Agreement for its special purpose vehicle financing credit facility by and among RCC SPV, LLC, as borrower, the Company, as servicer, Atlas Securitized Products Administration, L.P., as administrative agent, Atlas Securitized Products, L.P., as lead arranger, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, U.S. Bank National Association, as custodian and as document custodian, each of the managing agents party thereto from time to time, and each of the conduit lenders and institutional lenders party thereto from time to time.

The Company’s and Fund I’s ability to incur leverage during the following 12-month period depends, in large part, on the amount of money the fund is able to raise through the sale of their securities in their respective offerings and the availability of financing in the market. The Fund I leverage facility’s revolving period had terminated as of August 3, 2025, and Fund I had total borrowings, net of excess cash, of $84.3 million outstanding with no further ability to borrow.

The Company’s interest and other debt expenses are based on borrowing levels and interest rates consistent with the total borrowings outstanding as of September 5, 2025, net of excess cash, including all interest and amortization of debt financing/issuance costs. As of September 5, 2025, as reflected in the pro forma column, the Company had $80.1 million in borrowings outstanding, net of excess cash. For the period from September 5, 2025 through September 30, 2025, the Company had a weighted average interest rate of 6.25%. This rate does not include deferred financing costs and other credit facility specific expenses, which are included in the calculation as presented herein.

Fund I’s interest and other debt expenses are based on borrowing levels and interest rates consistent with the levels during the period ended June 30, 2025, including all interest and amortization of debt financing/issuance costs. As of June 30, 2025, Fund I had $90.7 million in borrowings outstanding under its credit facility. As of September 5, 2025, Fund I had a weighted average interest rate of 6.71%. This rate does not include ticking fees, deferred financing costs and other credit facility specific expenses, which are included in the calculation as presented herein.

All columns represent the annualized interest cost of borrowings outstanding, net of excess cash, as of September 5, 2025 plus deferred financing costs and other credit facility specific expenses.

(6)	“Other expenses” includes estimated accounting, legal and auditing fees, reimbursement of expenses to each fund’s respective administrator, and loan administration, insurance, technology, printing, valuation and amortization of capitalized legal and technology expenses. In addition, Other expenses for the Company includes fees payable to the members of the Board who are not “interested persons” of the Company, as defined in the 1940 Act (the “Independent Directors”), and fees payable to Eldridge pursuant to the Loan Sourcing Agreement between the Company, the Adviser, and Eldridge. For the Private Funds, Other expenses represents the estimated consolidated annual other expenses of the Private Funds and their respective subsidiaries. For the Company, Other expenses reflects the estimated consolidated annual other expenses of the Company and its subsidiaries based on service provider contracts as of September 5, 2025 and based on the total pro forma loan assets of the Company as of September 5, 2025 where applicable.

(7)	With respect to the Company and Fund I, “Total annual expenses” as a percentage of net assets attributable to shares of Common Stock or LP Interests, as applicable, are higher than the total annual expenses percentage would be for a company that is not leveraged. The Company and Fund I borrow money to leverage and increase their total assets. The SEC requires that the “Total Annual Expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period), rather than the total assets, including assets that have been funded with borrowed monies. The reason for presenting expenses as a percentage of net assets attributable to holders of shares of Common Stock or LP Interests, as applicable, is that holders of the shares of Common Stock of the Company or holders of LP Interests of the Private Funds, or the Company after the closing of the Mergers, as applicable, bear all of such fees and expenses.

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